HEI Exhibit 10.7

HAWAIIAN ELECTRIC INDUSTRIES, INC.

LONG-TERM INCENTIVE PLAN

General Terms

The Compensation Committee of the Board of Directors of Hawaiian Electric Industries, Inc. (HEI) establishes and adopts the following Long-Term Incentive Plan (LTIP).

1.	PURPOSE

The purpose of the LTIP is to encourage a high level of sustained Company performance through the establishment of specific long-term financial goals, the accomplishment of which will require a high degree of competence and diligence on the part of certain key employees of the Company selected to participate in the LTIP and will be beneficial to the owners and customers of the Company.

2.	DEFINITIONS

The following definitions apply to the LTIP:

2.1	“Award” means payment made in accordance with the provisions of the LTIP.

2.2	“Compensation Committee” means the Compensation Committee of the Board of Directors of HEI.

2.3	“Deferred Account” means an account within which payments for Awards and accrued interest may be accumulated.

2.4	“Executive” means the officers and managers responsible for determining business and strategic policies.

2.5	“Participant” means an employee selected to participate in the LTIP.

2.6	“Performance Goals” means the performance objectives of HEI established for the purpose of determining the amount of any award for a Performance Period.

2.7	“Performance Period” means the three-year period over which performance is measured.

3.	BASIC PLAN CONCEPT

The LTIP provides an opportunity for Participants to earn incentive compensation Awards depending on the level of HEI and individual performance. Except for the commencement of the initial year of this LTIP, performance will be based on a three-year period beginning January 1 of the first year of the Performance Period and ending December 31 of the third year of the Performance Period. The Compensation Committee will determine when the Performance Period for the first year of the initial Performance Period shall commence. Awards may be in cash or stock at the option of the Compensation Committee. Awards may be based on HEI performance plus additional goals or objectives. After the Awards are approved by the Compensation Committee, payments will be made in cash and/or HEI stock during the year following the end of each Performance Period unless voluntarily deferred by the Participant.

4.	ADMINISTRATION

The Compensation Committee shall administer the Plan and will make the following determinations:

4.1	Selection of Participants.

4.2	Determination of Performance Goals and LTIP for each Performance Period.

4.3	Determination of the amount of the Award to be made to each Participant.

5.	PARTICIPATION

The Compensation Committee will select Participants from those executives whose decisions and actions contribute directly to HEI’s long-term success. No employee will have the automatic right to be selected as a Participant in the LTIP for any Performance Period, nor, if so selected, be entitled automatically to an Award, nor, having been selected as a Participant for one Performance Period, be automatically selected as a Participant in any subsequent Performance Period.

Participants who are placed in the plan after the start of the Performance Period who voluntarily terminate employment within the Performance or transfer to a position that is not included in the LTIP, will be eligible to receive that portion or the award represented by the number of complete months of eligibility during the Performance Period divided by 36.

6.	PERFORMANCE GOALS AND LTIP FOR PERFORMANCE PERIOD

The Compensation Committee will establish, for each Performance Period, Performance Goals for each Performance Period designed to accomplish such financial and strategic objectives as it may from time to time determine appropriate. The Compensation Committee will make adjustments to the Performance Goals and the LTIP for any Performance Period as it deems equitable in recognition of: extraordinary or nonrecurring events experienced by HEI during the Performance Period or changes in the Company’s methods of accounting during the Performance Period.

7.	DETERMINATION OF AWARDS

Subject to the provisions of Section 6, the Compensation Committee will determine the Awards to be made to each Participant for each Performance Period. Awards made will be based primarily on the level of performance within the performance range, but will also be based on each Participant’s contribution to overall HEI performance during the Performance Period.

8.	PAYMENT OF AWARDS

8.1	Payment of Nondeferred Awards – The payment of Awards for any Performance Period will be made in cash or stock to the Participant as soon as practical after the close of the Performance Period unless, in the case of a cash award, the Participant irrevocably elected to defer payment of all or a portion of the Award as provided in subparagraph 8.2 below by filing a written election form with the Compensation Committee before the beginning of the Performance Period or before the executive begins service as a Participant for the Performance Period.

8.2

Payment of Deferred Cash Awards – Each deferred Award will be credited to the Participant’s Deferred Account and will be paid to the Participant, or to the beneficiary of estate in the event of their death, at the end of the deferral period in cash lump sum or in installments, as provided in the written election form. Amounts credited to a Participant’s Deferred Account shall be credited each year with an amount equivalent to interest, compounded quarterly, at the annual rate commensurate with the prevailing interest rate on three-year certificates of deposit at American Savings Bank, F.S.B., as of January 1 of that year; provided, however, that the balance of the Participant’s Deferred Account as of December 31, 1990 shall continue to be credited annually with interest at the rate of ten percent (10%) per annum, compounded quarterly. Such Deferred Account will be credited with interest from the date the Award would have been paid in cash to the date of receipt by the Participant under the Deferral Agreement. Despite any contrary provisions in the Participant’s written election form, the Compensation Committee, in its sole discretion, may decide to pay the balance in a Participant’s Deferred Account in a lump sum as soon as practical after the Participant’s employment by the Company is terminated for any reason.

9.	ASSIGNMENTS AND TRANSFERS

Participants will not assign, encumber, or transfer their rights and interests under the LTIP; any attempt to do so will render Participant’s rights and interests under this LTIP null and void.

10.	EMPLOYEE RIGHTS UNDER THE LTIP

10.1	No employee or other person will have any claim or right to be granted an Award under this LTIP. Neither the LTIP nor any action taken under it will be construed as giving any employee any right to be retained in the employ of HEI or any of its affiliated companies.

11.	WITHHOLDING TAXES

11.1	HEI will make the proper withholdings of any federal, state, or local income taxes attributable to any amounts payable under the LTIP.

12.	OTHER PLANS

12.1	The payments and benefits under this LTIP will be excluded from considered compensation under all other Company compensation and benefit plans.

13.	TERM

The Committee may amend, suspend, or terminate the LTIP or any portion of it at any time.